SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 1999

                   LONG ISLAND PHYSICIAN HOLDINGS CORPORATION
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)

New York                            0-27654-NY               11-3232989
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(State or other                     (Commission              (I.R.S. Employer
jurisdiction of                     File Number)             Identification No.)
incorporation)

         One Huntington Quadrangle Suite 4C-01, Melville, New York 11747
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                    (Address of principal executive offices)

                                 (516) 454-1900
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              (Registrant's telephone number, including area code)


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

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Item 5. Other Events.

            Background. Long Island Physician Holdings Corporation, incorporated in October 1994 (the "Company" or "LIPH"), is a holding company owned by physicians residing in New York State and practicing on Long Island, New York.

            The Company owns 67% of the stock of MDNY Healthcare, Inc. ("MDNY"), an independent practice association-model health maintenance organization ("HMO"), that currently operates primarily in Nassau and Suffolk counties, New York. Catholic Health Care Services of Long Island, Inc. owns the remaining stock in MDNY. As a result of the Company's 67% ownership of MDNY, MDNY's financial statements are consolidated into the Company's audited financial statements. The Company conducts no operating activities of its own and its principal asset is its stock in MDNY.

            MDNY commenced operations in January 1996. At December 31 1999, MDNY had approximately 73,000 members, comprised of individuals and families, enrolled in its health maintenance plans, point-of-service plans and Medicare plans.

            Certain Developments. On December 29, 1999, MDNY agreed, pursuant to a consent (the "NYSDI Consent") with the Superintendent of the New York State Department of Insurance ("NYSDI"), to a specified schedule of actions toward the receipt by MDNY by March 31, 2000 of investments from one or more qualified parties of at least $5 million. MDNY also consented, upon its failure to comply with such conditions, to the entry of a court order for rehabilitation pursuant to Article 74 of the New York Insurance Law. Such an order would allow the NYSDI, as rehabilitator, to take possession of MDNY's assets and assume control of MDNY's business. After the entry of such an order, NYSDI would also have the right, pursuant to Article 74, to apply for a court order to liquidate MDNY if it determined that further efforts to rehabilitate MDNY would be futile. Any liquidation of MDNY would have a material adverse effect on the value of LIPH's investment in MDNY. Inasmuch as such investment is the principal asset of LIPH, a material dimunition in the value of such investment would have a material adverse effect on LIPH's financial position (including, potentially, insolvency), and the shareholders of LIPH could lose all or part of their investment in LIPH.

            As of the date of this report, MDNY has not met the schedule of actions specified in the NYSDI Consent. In particular, MDNY failed to obtain a letter of intent and to execute definitive agreements regarding the required investment by the applicable deadlines therefor. MDNY has had further consultations with the NYSDI. MDNY continues to pursue discussions with potential investors and existing shareholders with regard to the required investment. There can be no assurance that MDNY will be able to obtain the required investment by March 31, 2000, or that any investor or any such agreement will be satisfactory to the NYSDI. Moreover, there can be no assurance that any such investment, even if satisfactory to the NYSDI, will enable MDNY to address its financial difficulties (which are more fully discussed below) in the long term or that its terms and conditions will not prove to be disadvantageous to LIPH.


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            On January 18, 2000, Richard Radoccia resigned as Chief Executive
Officer of MDNY and was replaced by Paul Accardi, who, prior thereto, had been MDNY's Chief Financial Officer since March 1997.

            Suspension of Expansion Activities. As of September 14, 1998, the New York State Department of Health (the "NYSDH") had approved MDNY's expansion into the Western New York region and, as of that date, MDNY began enrolling members in Erie and Niagara counties. MDNY subsequently requested that the NYSDI permit MDNY to withdraw all HMO products from the Erie and Niagara county marketplace. MDNY is in the process of effecting that withdrawal and contemplates that, after March 31, 2000, MDNY will no longer offer group policies in Erie and Niagara counties, and that, after May 31, 2000, MDNY will no longer offer individual policies in that service area. All expansion efforts of MDNY have been suspended.

            Certain Financial Information. The NYSDH and the NYSDI have informed MDNY that, as of December 31,1998 and 1999, MDNY had a working capital deficiency of approximately $829,000 and $2,664,000, respectively, and that, as of December 31, 1998 and 1999, respectively, MDNY was not in compliance with the reserve requirements imposed by New York State law. The NYSDH and the NYSDI required MDNY to maintain reserves (in the form of statutory net worth) of approximately $6.1 million and $8.0 million at December 31, 1998 and 1999, respectively, compared to MDNY's statutory-basis financial statement net worth at December 31, 1998 and 1999 of $3.9 million and $2.8 million, respectively. According to the NYSDH and the NYSDI, MDNY continues not to be in compliance with the reserve requirements imposed by New York State law.

            The financial statements of the Company as of December 31, 1998 and for the year then ended have been prepared assuming that the Company will continue as a going concern. The auditor's report states that "the Company has incurred losses from operations since inception and has utilized substantially all of the cash raised in its equity infusion in funding its operations. The ability to continue as a going concern is dependent, among other things, upon the Company achieving profitable results from operations and obtaining positive cash flow from operations." The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company believes, based on preliminary discussions with its independent auditors, that its financial statements as of December 31, 1999 and for the year then ended will also be prepared assuming that the Company will continue as a going concern, and will contain similar explanatory language regarding the Company's ability to continue as a going concern.

            MDNY has entered into agreements (the "Professional Services Agreements") with certain affiliated independent practice associations (the "IPAs") and non-affiliated management services organizations for the provision of applicable healthcare and administrative services. Pursuant to the Professional Services Agreements, total revenues paid to the IPAs in 1999 were capitated at 82.5% and 84% of net premium for commercial and medicare enrollees, respectively. Revenues paid to the IPAs were capitated at 80% of net premium in 1998 and 1997, respectively. As of December 31, 1998 and 1999, the IPAs had a


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collective negative net worth of approximately ($7.1) million and ($11.7)
million, respectively. The IPAs have incurred losses from operations for 1999, 1998 and 1997 and had working capital deficiencies for such years primarily resulting from Medicare claims exceeding related revenue. In the event that the IPAs are unable to meet their obligations to members of their provider networks, MDNY would be responsible for ensuring that an adequate provider network is maintained to service MDNY's current enrollees. In addition, MDNY could be responsible for the settlement of outstanding claims to providers contracted through the IPAs. In such event, there can be no assurance that MDNY would be able to settle such claims in whole or part, or that MDNY's additional obligations in respect thereof would not have a material adverse effect on MDNY's, and, in turn, the Company's, business, financial condition, results of operations or prospects.

            Certain Factors Affecting Future Operating Results. This Report contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are not based on historical facts but are management's projections or best estimates. The Company's actual results could differ materially from those set forth in the forward-looking statements due to risks and uncertainties. These risks and uncertainties include a variety of factors, including but limited to the following: MDNY's and the IPAs' ability to continue as a going concern; the inability of MDNY to meet HMO statutory net worth requirements; that increased regulation will increase health care expenses; that increased competition in MDNY's markets or a change in product mix will unexpectedly reduce premium revenue; that MDNY will not be successful in increasing membership growth; that there may be adverse changes in Medicare premium rates set by federal governmental agencies; that health care costs in any given period may be greater than expected due to unexpected incidence of major cases, natural disaster, epidemics, changes in physician practices, and new technologies; that MDNY will be unable to successfully expand its operations into other regions of New York State; and that major health care providers who have assumed capitation risk from MDNY will be unable to maintain their operations and reduce or eliminate their accumulated deficits.

Item 7. Financial Statements and Exhibits

        Exhibits: 1.  Consent dated December 29, 1999 by MDNY in favor of
                      New York Superintendent of Insurance.


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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant as duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             LONG ISLAND PHYSICIAN HOLDINGS CORPORATION


                             By: /s/ David J. Weissberg
                                 -----------------------------------------------
                                 David J. Weissberg,
                                 President and Chief Executive Officer

Date: March 1, 2000